SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 18, 1995





                           CPI CORP.
__________________________________________________________________
  (exact name of registrant as specified in its charter)



    Delaware                  0-11227              43-1256674
___________________________________________________________________
(State or other jurisdiction  (Commission file  (IRS Employer
 of incorporation)             Number)         Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
___________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants's telephone number, including area code (314) 231-1575
___________________________________________________________________




___________________________________________________________________
(Former name or former address, if changes since last report.)

                           SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                 -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  December 22, 1995

ITEM 5.  OTHER EVENTS




On December 18, 1995, CPI Corp. issued the following Press Release:

                                                        ITEM 5(A)




               CPI CORP ANNOUNCES THIRD QUARTER RESULTS
  - Earnings per share of 23 cents versus 28 cents in comparable 1994 period
  -  Sales down 2.2% to $171.5 million
  -  Margin improvements continue in Portrait Studios
  -  Management anticipates double-digit EPS increase for full year

St. Louis, MO., December 18, 1995 - CPI Corp. (NYSE - CPY) said today that third quarter sales declined 2.2% year-to-year, although a one-time 1994 change in the operations of Sears Portrait Studios obscured a clear comparison of the revenues. The portrait studio segment continues to show significant profit margin improvements. However, those gains were offset during the quarter by lower 1995 photofinishing results and higher corporate expenses, resulting in an earnings decline of five cents per share.

Sales in the 16 weeks ended November 11, 1995 decreased to $171.5 million from $175.4 million in the 16 weeks ended November 12, 1994. Income from continuing operations declined to $6.6 million from $7.6 million. General corporate expense increased from $5.4 million to $6.5 million, primarily due to increased employee benefit costs. Net earnings were $3.2 million versus last year's $3.8 million, while earnings per share were 23 cents versus 28 cents. Weighted average common shares outstanding increased by 1.9%.

For the 40 weeks ended November 11, 1995, the company recorded net earnings per share of 34 cents versus 21 cents for last year's comparable period. For the 52 weeks ended November 11, 1995, net earnings per share were $1.19 versus $0.78.

Although third quarter Portrait Studio revenues of $90.9 million were down from 1994's reported $96.5 million, operating earnings increased to $12.3 million from $12.0 million. Commenting on the results, Alyn V. Essman, chairman and chief executive officer, said, "It should be noted that last year's results included accelerated recognition of about two weeks of revenues in the U.S. studios due to customers placing their orders at the time of sitting -- enabled by the new digital technology -- rather than ordering later when viewing the finished portraits. Revenues in the third quarter of 1995 would have exceeded those of 1994's comparable period if the 1994 accelerated revenues were not considered. Segment earnings were also up in spite of a 1995 negative earnings swing in the Canadian studios and the non-comparable 1994 profits resulting from the accelerated revenues. Considering the fact that Canada was six to nine months later in converting to digital imaging, and 1994 U.S. studio earnings were distorted by the change in operations, we are very pleased with the continued margin improvements in the Portrait Studio segment. "

In discussing the Photofinish segment, Essman said, "In the third quarter, revenues declined by 2.4% to $58.0 million from $59.4 million. The reduction was primarily due to 5.3% fewer operating weeks as over 30 unprofitable locations were closed since the end of 1994's comparable period. The segment recorded an operating loss of $0.1 million compared to last year's profit of $1.0 million. The loss was the result of lower revenues, even though gross margin as a percentage of sales was essentially constant. Despite the continuing competitive environment and fewer stores in operation, sales in the first three quarters of the year have declined by only one percent. In order to improve operating efficiencies, we are continuing to review closely the performance of each location for future planning as we concurrently test new technologies and marketing approaches."

Turning to the Wall Decor segment, Essman said, "Third quarter revenues increased to $17.0 million from $14.4 million, mainly the result of an 18.6% increase in operating weeks from new store openings. Operating earnings grew to $1.0 million from $0.9 million.

In the Other Products and Services segment, revenues increased to $5.6 million from $5.1 million as a result of sales growth in existing stores. The gain occurred in spite of 11.9% fewer operating weeks due to the closing of unproductive copy store locations. Operating losses were reduced to $0.1 million from last year's $1.0 million.

Looking ahead, Essman said, "In our major divisions, we have experienced a sluggish retail environment thus far in the fourth quarter, with significantly reduced customer traffic. With the 1994 sales distortion behind us, the fourth quarter studio margins should continue to be ahead of last year, but photofinish earnings will continue to suffer. Assuming that current trends continue, we expect full-year earnings to be about 15% to 20% above last year's $1.05 per share -- not as much as we expected, but quite satisfactory in the face of a very slow holiday season."

CPI Corp. is a consumer services company with $533.2 million in fiscal 1994 sales, operating over 1,800 retail locations, including 1,021 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 635 CPI/Fox Photo/Proex photofinishing locations, 145 Prints Plus wall decor locations, and 39 high-tech copy stores.

CONDENSED STATEMENTS OF EARNINGS - FOR THE 16 AND 40 WEEKS ENDED
NOVEMBER 11, 1995 AND NOVEMBER 12, 1994 (in thousands except per share amounts - unaudited)
                         16 Weeks Ended        40 Weeks Ended
                      --------------------  --------------------
                      11/11/95   11/12/94   11/11/95   11/12/94
                      ---------  ---------  ---------  ---------
Net Sales:
  Portrait studios    $  90,894  $  96,477  $ 195,607  $ 192,043
  One-hour
   photofinishing        58,028     59,448    141,937    143,348
  Wall decor             16,972     14,389     38,460     31,907
  Other products
    and services          5,568      5,090     13,691     12,862
                      ---------- ---------- ---------- ----------
   Total net sales    $ 171,462  $ 175,404  $ 389,695  $ 380,160
                      ========== ========== ========== ==========
Operating earnings:
  Portrait studios    $  12,322  $  11,975  $  23,736  $  20,184
  One-hour
   photofinishing          (125)     1,033      1,054      1,559
  Wall decor                972        930        426        196
  Other products
    and services            (89)      (966)      (974)    (2,263)
                      ---------- ---------- ---------- ----------
   Total operating
      earnings           13,080     12,972     24,242     19,676
General corp. exp.        6,509      5,401     13,374     12,420
                      ---------- ---------- ---------- ----------
Income from operations    6,571      7,571     10,868      7,256
Net interest expense      1,691      1,436      3,657      2,751
Other income                161         91        335        295
                      ---------- ---------- ---------- ----------
Earnings before
  income taxes            5,041      6,226      7,546      4,800
Income tax expense        1,865      2,394      2,792      1,824
                      ---------- ---------- ---------- ----------
Net earnings          $   3,176  $   3,832  $   4,754  $   2,976
                      ========== ========== ========== ==========
Earnings per common
 share:
Net earnings          $    0.23  $    0.28  $    0.34  $    0.21
                      ========== ========== ========== ==========
Weighted average
  number of common
  and common
  equivalent shares
  outstanding            14,090     13,829     13,984     14,209
                      ========== ========== ========== ==========

CONDENSED STATEMENTS OF EARNINGS - FOR THE 52 WEEKS ENDED NOVEMBER
11, 1995 AND NOVEMBER 12, 1994 (in thousands except per share amounts - unaudited)
                                    52 Weeks Ended
                                 --------------------
                                 11/11/95   11/12/94
                                 ---------- ---------
Net Sales:
  Portrait studios               $ 279,041  $ 273,483
  One-hour
   photofinishing                  189,775    189,335
  Wall decor                        56,497     47,177
  Other products
    and services                    17,377     16,189
                                 ---------- ----------
   Total net sales               $ 542,690  $ 526,184
                                 ========== ==========
Operating earnings:
  Portrait studios               $  42,625  $  33,981
  One-hour
   photofinishing                    4,066      3,293
  Wall decor                         5,721      4,345
  Other products
    and services                    (2,229)    (3,361)
                                 ---------- ----------
   Total operating
      earnings                      50,183     38,258
General corp. exp.                  19,178     17,158
                                 ---------- ----------
Income from operations              31,005     21,100
Net interest expense                 5,244      2,978
Other income                           513        396
                                 ---------- ----------
Earnings before
  income taxes                      26,274     18,518
Income tax expense                   9,674      7,307
                                 ---------- ----------
Net earnings                     $  16,600  $  11,211
                                 ========== ==========
Earnings per common
 share:
Net earnings                     $    1.19  $    0.78
                                 ========== ==========
Weighted average
  number of common
  and common
  equivalent shares
  outstanding                       13,929     14,309
                                 ========== ==========


CONDENSED BALANCE SHEETS - FOR NOVEMBER 11, 1995 AND NOVEMBER 12,
1994 (in thousands - unaudited)


                                      NOVEMBER 11,   NOVEMBER 12,
                                         1995           1994
                                      -----------    -----------
Assets

  Current assets:
   Cash and short-term investments    $   9,487      $  17,715
   Other current assets                  83,801         88,121
  Net property and equipment            170,500        157,111
  Other assets                           56,676         60,358
                                      ----------     ----------

    Total assets                      $ 320,464      $ 323,305
                                      ==========     ==========




Liabilities and stockholders' equity

  Current liabilities                 $  92,637      $ 102,676
  Long-term obligations                  54,792         59,738
  Other liabilities                       6,280          4,303
  Stockholders' equity                  166,755        156,588
                                      ----------     ----------
    Total liabilities and
      stockholders' equity            $ 320,464      $ 323,305
                                      ==========     ==========
